UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2012

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-4379	31-1598292
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street Cincinnati, Ohio		45202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 723-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Andrea J. Ayers. In May 2012, Convergys Corporation (the “Company”) announced planned management changes to align the Company’s leadership team with its singular focus on the Customer Management business. In furtherance of those plans, on October 23, 2012, the Company’s Board of Directors (the “Board”) elected Andrea J. Ayers, age 49, as President and Chief Executive Officer, effective November 1, 2012. Ms. Ayers also was elected as a director of the Company effective October 23, 2012.

Ms. Ayers has been with the Company and its predecessor companies since 1990. She most recently served in senior leadership roles for the Company’s Customer Management business, including as President since April 2008 and as Chief Operating Officer since November 2010. She served as President of the Company’s Relationship Technology Management line of business from 2007-2008, President, Government and New Markets from 2005-2007, and Vice President, Customer Management Marketing from 2003-2005.

Ms. Ayers will not have an employment agreement with the Company. In connection with her election as President and Chief Executive Officer of the Company, the Board approved an increase in her base salary to $700,000 per year and an increase in her annual target bonus opportunity under the Company’s Annual Executive Incentive Plan to $700,000 per year. She also will continue to participate in the Company’s Long-Term Incentive Plan (the “LTIP”) and receive other customary benefits. In addition, Ms. Ayers will receive a one-time grant of time-based restricted stock units under the LTIP covering 30,000 of the Company’s shares, half of which will vest on each of November, 2014 and November, 2015. Ms. Ayers will not be additionally compensated for her service as a director.

The Company’s Annual Executive Incentive Plan, LTIP and 2011 Form of Time-Based Restricted Stock Unit Award Agreement for Employees are filed, or incorporated by reference, as Exhibits 10.23, 10.9 and 10.35, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and are incorporated herein by reference.

Jeffrey H. Fox. In connection with the election of Ms. Ayers as President and Chief Executive Officer of the Company, on October 23, 2012, the Board elected Jeffrey H. Fox, who had been serving as President and Chief Executive Officer, to Executive Chairman of the Board, effective November 1, 2012. Mr. Philip A. Odeen, previously Chairman of the Board, will become lead independent director effective upon Mr. Fox’s election as Executive Chairman of the Board.

The Board also approved the terms of an amendment to the employment letter agreement dated November 8, 2010 between the Company and Mr. Fox. In addition to providing that Mr. Fox will continue as Executive Chairman of the Board and employee of the Company, the amendment provides that Mr. Fox’s current compensation arrangements under the employment letter agreement will continue through December 31, 2012, and thereafter he will: (i) continue to receive the cash portion of his base salary at the rate of $300,000 per year, (ii) receive as the stock portion of his base salary 5,000 common shares of the Company per month (an increase of 500 shares per month from the 2012 rate), (iii) receive an annualized target bonus of 101,563 common shares of the Company (an increase of 1,563 shares from his 2012 opportunity), and (iv) no longer be eligible for any long-term incentive award. In addition, all unvested equity awards previously granted to Mr. Fox will continue to vest in accordance with their terms for so long as he remains a director of the Company and that the award agreements with respect to those awards will be amended accordingly. The remainder of the terms of Mr. Fox’s employment letter agreement remain unchanged.

2012 Severance Pay Plan. On October 22, 2012, the Compensation and Benefits Committee of the Board also adopted the 2012 Convergys Corporation Senior Executive Severance Pay Plan (the “2012 Severance Plan”). The 2012 Severance Plan provides for certain severance benefits to certain employees of the Company, including all of the current executive officers of the Company, if the employee’s employment is terminated by the Company without “cause” (including as a result of a reduction in force) or by the employee for “good reason.” Effective with the adoption of the 2012 Severance Plan, the Convergys Corporation Severance Pay Plan and the 2011 Convergys Corporation Severance Pay Plan were terminated except for the payment of amounts that, in accordance with the respective terms of those plans, were due and owing prior to the termination.

If the termination does not occur in anticipation of, and within six months prior to, a “change of control” of the Company or within two years following a “change of control,” the terminated employee is entitled to:

•

cash severance equal to (i) two times the sum of base pay and targeted annual incentive for the year in which the termination occurs (in the case of the chief executive officer and chief financial officer), or (ii) one times the sum of base pay and targeted annual incentive for the year in which the termination occurs (in the case of all other named executive officers), or (iii) one times base pay;

•	a pro-rated portion of the annual incentive for the year in which the termination occurs, based on actual performance results;

•	if the employee elects COBRA coverage, continued medical, dental and vision coverage at the employee rate for the period for which severance is calculated; and

•	outplacement services, up to a maximum value of $20,000.

If the termination occurs in anticipation of, and within six months prior to, a “change of control” of the Company or within two years following a “change of control,” the terminated employee is entitled to receive the amount calculated as provided above, except that those employees who would otherwise would be entitled to receive one times the sum of base pay and targeted annual incentive for the year in which the termination occurs will instead be entitled to two times that amount and the pro-rated annual incentive is based on target, rather than actual, performance.

The 2012 Severance Plan does not provide for any tax gross-up for any “golden parachute” excise taxes that may be imposed under Section 280G of the Internal Revenue Code.

In general, the Company’s obligation to provide benefits under the Severance Plan is conditioned upon the employee providing a release of claims and complying with applicable non-competition and other post-employment restrictive covenants.

For purposes of the 2012 Severance Plan, “change of control” generally means: (a) the acquisition of 20% or more of the Company’s outstanding common shares or voting securities, (b) certain changes in a majority of the directors of the Company, (c) certain business combinations unless all or substantially all of the holders of the Company’s outstanding common shares and voting securities continue to beneficially own more than 50% of the common stock and voting power of the entity resulting from the business combination in substantially the same proportions, no person beneficially owns 20% or more of the then outstanding common stock or voting power of the entity resulting from the business combination and at least a majority of the directors of the entity resulting from the business combination were continuing directors of the Company prior to the business combination, or (d) the shareholders of the Company approve a complete liquidation or dissolution of the Company.

For purposes of the 2012 Severance Plan, “cause” generally means the employee has engaged in willful misconduct or gross negligence in the performance of any of his or her duties which could reasonably be expected to result in a material liability to the Company, has intentionally failed or refused to perform reasonably and lawfully assigned duties, has been indicted for, or convicted of, or pled guilty or nolo contendere to, any crime involving dishonesty, fraud, theft, breach of trust, violence or threats of violence or other significant offenses or acts, or willfully failed to comply with any material rules, regulations, policies or procedures of the Company (including the Code of Business Conduct).

For purposes of the 2012 Severance Plan, “good reason” generally means that: (a) the employee’s base salary or incentive compensation opportunity is materially reduced (except for across-the-board reductions that apply to employees of the same or similar rank generally), the employee’s base salary or earned incentive compensation is not paid or the employee’s benefits are materially reduced in the aggregate or are not provided, (b) the employee’s authorities, duties, responsibilities or reporting relationships are materially diminished or the employee is assigned duties that are materially inconsistent with his or her position, (c) the employee’s principal place of business is relocated outside a 50-mile radius of the employee’s then current principal place of business, and, if any of these occur, the employee notifies the Company, the Company fails to cure the event and the employee resigns within 60 days after the specified cure period.

The foregoing is only a brief description of the material terms and conditions of the 2012 Severance Plan, is not complete and is qualified in its entirety by reference to the 2012 Severance Plan, which is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

10.1	2012 Convergys Corporation Senior Executive Severance Pay Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGYS CORPORATION

By:	/s/ Jarrod B. Pontius
Jarrod B. Pontius
Deputy General Counsel and Corporate Secretary

Date: October 25, 2012

EXHIBIT INDEX

Exhibit No.

10.1	2012 Convergys Corporation Senior Executive Severance Pay Plan